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                                                                    EXHIBIT 21.1

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
                                                             Name(s) under which
Subsidiary                             State/Jurisdiction    Conducting Business
-----------------------------------    ------------------    ---------------------------------

Telenational Communications, Inc.      Delaware              Telenational Communications, Inc.
                                                             TCI, TNC, Telenational

WorldPort International, Inc.          Delaware              N/A

WorldPort Acquisitions, Inc.           Delaware              N/A

WorldPort Acquisitions, Corp.          Delaware              N/A

WorldPort Distributions NV             Netherlands           N/A

WorldPort Communications               Netherlands           N/A
   (Europe) BV

WorldPort Ltd                          United Kingdom        WorldPort Ltd